SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 14, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George issued a press release (the “Press Release”) to shareholders of MiMedx Group, Inc. A copy of the Press Release can be found on their website, www.MiMedxBoardProxy.com, and is attached herewith as Exhibit 1.

Exhibit 1

Former Chairman and CEO "Pete" Petit Highlights Flaws in
Revenue Recognition Allegations

June 14, 2019

MARIETTA, Ga.--(BUSINESS WIRE)—Former Chairman and CEO Pete Petit of Mimedx Group, Inc. (OTC PINK: MDXG) ('MiMedx") issued the following statement to fellow shareholders:

All the revenue recognition allegations against MiMedx purposefully ignore the stark reality that the Company collected basically all of its booked revenue over the years. In addition, the Company bought over $130 million of its stock back without incurring debt or affecting revenue and profit growth.

Channel stuffing results in reduced cash collections and the aging of accounts receivable. MiMedx suffered neither of these problems for the wrong reasons for any extended period of time. Their accounts receivable did age in 2015 right after Petit informed Avkare that they were going to cancel their contract because the Company had received their own federal supply contract. Avkare became upset and slowed down their payments to MiMedx. That situation corrected itself when executive management called Avkare out, and MiMedx accounts receivable came down into the 70 day and then 60 day range.

So, the illegal short-sellers and the Company have BOTH ignored the obvious indication that management did an effective job of collecting revenue they reported in their quarterly financial statements. However, the MOST IMPORTANT concept that is being ignored is the fact that Petit, Taylor, Senken and Cranston met at the end of each quarter and reviewed and generally increased the reserves for "Returns and Allowances" which reduced quarterly revenues and the "Bad Debt Reserves" which reduced quarterly profits.

Thus, this is the way that management assured that all the potential small perturbations in revenue recognition were adequately dealt for dealers and other customers as thousands of purchase orders were processed each quarter. The Company's reserves certainly must have been adequate because of its collection record.

It is most frustrating that this current Board has accused former management of financial malfeasance. The Board has had the ability to assess these financial parameters, which means they should not have made unfounded accusations. Obviously, they have crafted a story that justifies the "for cause" terminations of management and their takeover of the Company.

It is very disappointing to see the extent of misinformation and actual lies contained in the MiMedx press release and 8K dated May 23rd and their press release of June 10th. Executive management has never been given a meaningful opportunity to review ANY of these specific allegations or been able to respond until now, except for the recommended revenue recognition changes for 2012-2016, which management totally disagreed with in June of 2018.

The nine bullet points of allegations in the Company's communications are twisted and knowingly incorrect conclusions from thousands of emails.

It is Mr. Petit's contention that he and his staff conducted MiMedx business with honesty and integrity without knowingly violating regulations, laws or GAAP accounting.

This is the first time since his departure that Mr. Petit has actually seen these allegations. The Company provided him with a few hundred emails for his review in 2018. He had questions about two or three of them, but was ultimately satisfied that nothing was amiss. Of course, a former prosecutor will twist communications to match their desired goals at times.

Some specific comments on the Company's false allegations are:

•	The distributor who obtained a consulting contract always purchased product over the years in large quantities toward the end of a quarter. The consulting contract was for very valid intelligence information on our competition.
•	The sale to a distributor that was acquired was two quarters prior to their purchase. They became a subsidiary of the Company so no payment had to be made.
•	The Company never shipped products to Mr. Petit's knowledge without a valid purchase order and that were "not needed" due to the strong demand for our products.
•	Mr. Petit is confident that specific allegations can be refuted, once they are openly presented.

Please refer to the proxy contest website, mimedxboardproxy.com, for new information that will be posted today and tomorrow. Please remember the importance of voting for Proposals #2 and #3 on the white proxy card in order to ensure shareholder rights are respected and not modified by an entrenched Board. This is important in order to ensure a 2019 shareholder meeting in the short term so that additional new Board members can be elected.

Contact:

Proxy Solicitor:
InvestorCom

John Glenn Grau
Toll-Free: (877) 972-0090
Banks and Brokers Call Collect: (203) 972-9300
info@investor-com.com

Legend
Parker H. Petit ("Mr. Petit"), David J. Furstenberg, and Shawn P. George (collectively, the "Nominees" or the "Participants") have filed a definitive proxy statement and supplements to the definitive proxy statement with the Securities and Exchange Commission (the "SEC"), along with an accompanying WHITE proxy card to be used in connection with the Participants' solicitation of proxies from the shareholders of MiMedx Group, Inc. (the "Company") for use at the Company's 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplements and an accompanying proxy card will be furnished to some or all of the Company's shareholders and are, along with other relevant documents, available at no charge on the SEC's website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.